Exhibit 10.8

Richard Sanquini

From:	Mark Lonergan [mwl@lonerganassociates.com]

Sent:	Thursday, March 13, 2003 4:39 PM

To:	Richard Sanquini

Cc:	Vicki Jones

Subject:	Final, final draft (with two spelling corrections)

March 14, 2003

Mr. Gary Johnson

Address on file at Portal Player

Dear Gary,

It gives me great pleasure to present to you this formal offer of employment as the Chief Executive Officer at Portal Player, Inc. (“Portal Player”).

The position being offered to you is President and CEO. In this capacity you would be the senior member of the Portal Player Management Team and would report to the Board of Directors. The company will nominate you for election by the majority of common shareholders to the Board of Directors. During the term of your employment, you shall devote your full business efforts and time to Portal Player. You agree not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Board of Directors of Portal Player.

Your starting base salary will be $300,000 annually. You will be expected to begin work on April 7th 2003. Your base salary shall be subject to annual review by the Board of Directors.

As additional cash compensation, you will be eligible for a bonus of $150,000 every 12 months. All applicable withholdings shall be deducted from any bonus payment to you.

As a Portal Player employee, you will be eligible for a benefits package that Portal Player offers to all of its fulltime employees beginning on your start date.

In addition to the compensation noted above, subject to approval of the Board of Directors, Portal Player will grant to you an incentive stock option to purchase common shares of Portal Player (the “Shares”). The number of shares subject to this option will be 6% (3,086,304 shares) of the current total capitalization of Portal Player. This option grant will vest monthly, contingent on your continued employment with Portal Player on each respective vesting date, over a period of 4 years as follows: shares will vest on a monthly schedule of 2.083% (64,298 shares) of the total grant per month. The exercise price per share of the Shares will be the fair market value of common stock of Portal Player as of the date of grant as determined by the Board of Directors.

The Board will also set aside an additional 2% of the Common stock, based on the current capitalization of the Company, as options to be paid to you annually if business plan objectives are exceeded for each calendar year. Accordingly, you will be eligible to receive an additional .5% (257,192 shares) of the Common options based on company performance amounting to a maximum of 2% (over four years) of company Common stock (1,028,768 shares) at the end of the fourth calendar year (2007). These options will vest immediately, and will be subject to

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the same restrictions as other options you receive from the company. The exercise price per share of the Shares will be the fair market value of common stock of Portal Player as of the date of grant as determined by the Board of Directors.

If you accept this offer, your employment with Portal Player shall be “at-will.” This means that it is not for any specified period of time and can be terminated by you or by Portal Player at any time, with or without advance notice, for any or no particular reason or cause, and with or without Cause (as defined below). This “at-will” nature of your employment shall remain unchanged during your tenure as an employee, and may only be changed by an express writing signed by the Chairman of the Board of Directors of Portal Player.

If your employment with Portal Player is terminated by the Board of Directors without Cause, you will receive twelve (12) months base salary (minus applicable withholdings) paid monthly after your departure from the company. If you decide to leave Portal Player voluntarily for any reason save Constructive Termination as the result of an acquisition of the company, no termination pay will accrue to you.

Definition of “Cause.” For all purposes under this letter, “Cause” shall mean any of the following, “Cause” shall mean your (i) material misconduct with respect to the business or affairs of the Company or any of its affiliates (meaning material misconduct that rises to the level of, but is not limited to, any action by you constituting embezzlement of the Company’s or any of its affiliates’ property, any uncured (if capable of being cured) breach of his fiduciary duty as an officer or director of the Company or any of its affiliates, or fraud in any material respect in connection with his employment with the Company and its subsidiaries); (ii) neglect of your duties or failure or refusal to perform your duties to the Company and its subsidiaries or to follow the lawful directions of the Board after receipt of a written warning from the Board, including, without limitation, the material violation of any material policy of the Company or any of its affiliates that is applicable to you, if you fail to cure, such neglect, failure or refusal to perform, or failure to follow lawfull directions within thirty (30) days of receipt of written notice thereof from the Board; (iii) material breach of any provision of any written agreement between you and the Company or any of its affiliates that has a material adverse effect on the Company’s business, condition (financial or otherwise), results of operations, assets or properties, public reputation or affairs, or prospects, and, if such breach is capable of being cured, your failure to cure such breach within thirty (30) days of receipt of written notice thereof from the Board; (iv) conviction of a felony (including a plea of nolo contendere) which is to the Company’s material detriment; (v) commission of an act of fraud or financial dishonesty with respect to the Company or any of its affiliates; or (vi) conviction of a crime involving moral turpitude or fraud. If your employment with Portal Player is terminated by the Board of Directors without Cause, or you resign because of a Constructive Termination as defined below) you will receive twelve (12) months base salary (minus applicable withholdings) paid monthly after your departure from the company. If you decide to leave Portal Player voluntarily for any other reason, no termination pay will accrue to you.

Definition of “Constructive Termination.” For all purposes under this letter, “Constructive Termination” shall be deemed to occur if you resign your employment within thirty (30) days of any action by the Company (or its successor or acquirer) which (i) substantially reduces the amount of your base compensation or otherwise materially and adversely affects your working conditions, in either case in a manner that disproportionately adversely affects you, as compared to all other Company officers; (ii) reduces the scope of your authority substantially or materially beneath that which it was during the previous six month period; (iii) effectively removes you from any significant decision-making process in which you had been involved during the previous six month period; (iv) directs employees, consultants or other agents of the Company to disregard directives or ignore requests of you regarding matters for which such employees, consultants or other agents of the Company typically would have responded to such directives or requests during the previous six month period; (v) otherwise unilaterally and substantially changes your title and duties; provided, however, that the unilateral change, following a Change of Control, by the surviving or acquiring entity (or its parent) in your title and/or duties to a position that either (A) is comparable in salary, title and responsibilities with respect to the acquired or surviving entity or a division or unit thereof created out of the Company or its assets (whether it becomes a subsidiary, unit or division) to your current position, or (B) does not disproportionately adversely affect you as compared to all other Company officers, shall not constitute “Constructive Termination;” (vi) relocates your work site more than fifty (50) miles without your consent, except as provided in Section 3.4 hereof; or (vii) results in a loss of a seat

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on the Board.

In the event of a Change of Control at Portal Player, you will vest 100% of the options remaining over the term of this four-year vesting program. These options will be subject to the same investor preference functions as impact the rest of the company, additionally you will be eligible for the Management Retention Plan currently in place. The Management Retention Plan and preference functions work as follows:

•	If the Net Proceeds (as defined in the Stock Option Grant) as a result of a Change in Control have a value less than $43,252,628, then you will collect nothing on the value of your options or the Management Retention Pool.

•	If the Net Proceeds as a result of a Change in Control are greater than $43,252,628 then you will be eligible to receive the greater of two amounts: (i) a one-third interest in the Management Retention Plan’s Bonus Pool or (ii) the value of your vested options. For clarity, the Bonus Pool Amount shall equal the lower of (a) $8,900,000 or (ii) the amount calculated as 10.0% of the amount of the Net Proceeds in excess of $43,252,628. This amount shall be decreased by the aggregate net amount realized by all such Designated Employees from all options held by them (provided that the amount of reduction of the Bonus Pool Amount in relation to the shares and options held by an individual Designated Employee shall not exceed the amount of the Bonus Pool Amount that has been allocated to such Designated Employee). In any event, provided that the Net Proceeds are greater than the minimum amount required to fully fund the Bonus Pool Amount ($8,900,000) than you will receive at least one-third of $8,900,000.

Definition of “Change of Control.” For all purposes under this letter, “Change of Control” shall mean any of the following:

(i)	a sale of all or substantially all of the assets of Portal Player;

(ii)	the acquisition of more than fifty percent (50%) of the common stock of Portal Player (with all classes or series thereof treated as a single class) by any person or group of persons;

(iii)	a reorganization of Portal Player wherein the holders of common stock of Portal Player receive stock in another company (other than a subsidiary of Portal Player), a merger of Portal Player with another company wherein there is a fifty percent (50%) or greater change in the ownership of the common stock of Portal Player as a result of such merger, or any other transaction in which Portal Player (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

(iv)	in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding common stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Common Stock.

This offer is made to you based solely on your education, skills, and qualifications, and not to obtain improper access to trade secrets or proprietary information belonging to any current or former employer. In connection with your employment by Portal Player, you are to abide by all contractual obligations owed to former employers, including obligations respecting trade secrets and proprietary information. You have assured me, and it is our mutual understanding, that your acceptance of the offer set forth in this letter, and subsequent employment by Portal Player, will not breach any duty or obligation that you may have to any person or entity.

This offer of employment is contingent upon signing of the Employee Assignment and Confidentiality Agreement, as well as our receipt of your written acceptance not later than the close of business, local California

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time, March 15, 2003.

The terms and conditions set forth in this offer letter as accepted by you will be the entire agreement between Portal Player and you with regard to your employment and supersede any other agreements, understandings or representations, whether written or oral with regard to the subject of your employment. The legal name of the employer is Portal Player, Inc., a California corporation. This agreement and any additions or amendments thereto shall be governed in accordance with the laws of the State of California.

If you wish to discuss any of tthe details of these conditions or any aspect of your employment, please contact me at 408-521-7030 during normal business hours. I am enclosing a copy of this letter for your personal records and would appreciate your returning the original to me with your signature of acceptance.

Sincerely,

/s/ R.L. Sanquini 3/14/03
Dick Sanquini
Chairman
Portal Player, Inc.

Enclosure: Employee Assignment and Confidentiality Agreement

ACKNOWLEDGED, ACCEPTED AND AGREED:

/s/ Gary Johnson
Gary Johnson

3/14/03
Date

Start Date: April 7, 2003

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